Exhibit No. 11  Statement re: Computation of Per Share Earnings

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                                                                  At December 31,

                                                            1995       1994        1993
                                                            ----       ----        ----



Net income.............................................. $4,343,404 $4,455,455 $4,214,648

Weighted average common shares outstanding..............  2,504,322  2,575,938  2,579,518

Common stock equivalents due to dilutive effect of
  stock options.........................................     60,844     74,696     79,928

Total weighted average common shares and
  equivalents outstanding...............................  2,565,166  2,650,634  2,659,446

Primary earnings per share.............................. $     1.69 $     1.68 $     1.58

Total weighted average common shares and equivalents
  outstanding                                             2,565,166  2,650,634  2,659,446

Additional dilutive shares using the higher of the
  end of period market value or average market value
  for the period when utilizing the treasury stock
  method regarding stock options........................      4,578        250      2,128

Total outstanding shares for fully diluted earnings
  per share computation                                   2,569,774  2,650,884  2,661,574

Fully diluted earnings per share........................ $     1.69 $     1.68 $     1.58

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